Exhibit 99.1

BRIDGE BANCORP, INC. CONTACT	COMMUNITY NATIONAL BANK CONTACT
Kevin M. O’Connor	Stuart H. Lubow
President & CEO	President & CEO
(631) 537-1000	(516) 498-9111

FOR IMMEDIATE RELEASE

BRIDGE BANCORP, INC.

ANNOUNCES AGREEMENT TO ACQUIRE COMMUNITY NATIONAL BANK

BRIDGEHAMPTON AND MELVILLE, NY, DECEMBER 15, 2014 (GLOBE NEWSWIRE) --Bridge Bancorp, Inc. (NASDAQ: BDGE), the parent company of Bridgehampton National Bank, and Community National Bank (OTC: CBNY) jointly announced today the signing of a definitive agreement pursuant to which Bridge Bancorp, Inc. (“Bridge Bancorp”) will acquire, in an all-stock merger, Community National Bank.

Under the terms of the agreement, shareholders of Community National Bank will receive 0.79 shares of Bridge Bancorp for each share of Community National Bank.  Based on Bridge Bancorp’s closing stock price on December 12, 2014 of $25.35, the transaction implies a per share value of $20.03 and an aggregate estimated value of $141 million.

Community National Bank currently operates 11 branches in Nassau, Suffolk, Queens and Manhattan Counties with total assets of $945 million, including $750 million in loans, funded by deposits of $826 million.  The combined institution will have $3.2 billion in assets, $2.6 billion in deposits and 40 branches serving Long Island and the greater New York metropolitan area.

“We are excited to announce the acquisition of Community National Bank which continues our expansion into Nassau County and New York City in a meaningful way,” said Kevin M. O’Connor, President and CEO of Bridge Bancorp.  “Community National Bank’s strong commercial banking expertise and presence in rich lending markets will accelerate our growth and enhance profitability – our combined institutions will be one of the largest community banks operating on Long Island.”

Stuart H. Lubow, President and CEO of Community National Bank, commented, “We look forward to combining our business with Bridgehampton National Bank.  The merger will allow us to offer broader and enhanced services to our customers.  Furthermore, Bridge’s culture and community focus is consistent with our own and we are confident this merger will benefit the customers of both institutions.”

Bridge Bancorp expects the transaction to be accretive to earnings per share in 2015, excluding estimated merger costs, and approximately 10% accretive to earnings starting in 2016.  Bridge Bancorp estimates 6% dilution to tangible book value per share with tangible book value earnback in 3 years.

Effective at the closing of the transaction, Bridge Bancorp will appoint two directors from Community National Bank to join the Board of Directors of the combined company.

The transaction has been approved by the Board of Directors of each company and is expected to close in the second quarter of 2015. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of Bridge Bancorp and Community National Bank shareholders.

RBC Capital Markets, LLC acted as lead financial advisor to Bridge Bancorp and rendered a fairness opinion to the Board of Directors of Bridge Bancorp in connection with the transaction. Sandler O’Neill & Partners, L.P. also rendered a fairness opinion to Bridge Bancorp’s Board of Directors. Luse Gorman Pomerenk & Schick, P.C. acted as its legal advisor.  Raymond James & Associates, Inc. acted as financial advisor to Community National Bank and Day Pitney LLP acted as its legal advisor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank (“BNB”). Established in 1910, BNB, with assets of approximately $2.2 billion, and a primary market area of Suffolk and Southern Nassau Counties, Long Island, operates 29 retail branch locations and two loan production offices; one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB’s wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation.  For more information visit www.bridgenb.com

About Community National Bank

Community National Bank (“CNB”) is a Long Island based independent commercial bank and operates eleven locations in Nassau, Suffolk, Queens and Manhattan Counties. CNB offers a full range of modern financial services, backed by state-of-the-art technology. In addition to commercial loans, commercial mortgages, small business loans and lines of credit and residential mortgages, CNB also provides a complete selection of traditional personal and commercial deposit products such as no fee individual and business checking accounts, IRA accounts and statement savings.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition to those risk factors listed in Bridge Bancorp’s Annual Report on Form 10-K, the following factors could cause the actual results of Bridge Bancorp’s operations to differ materially from Bridge Bancorp’s expectations: a failure to satisfy the conditions to closing for the proposed merger in a timely manner or at all; failure of either party’s stockholders to approve the proposed transaction; failure to obtain the necessary governmental approvals for the proposed merger or adverse regulatory conditions in connection with such approvals; disruption to the parties’ businesses as  a result of the announcement and pendency of the transaction; and difficulties related to the integration of  the businesses following the merger.  Bridge Bancorp does not assume any duty to update forward-looking statements.

Bridge Bancorp will be filing a registration statement on Form S-4 containing a proxy statement/prospectus and other documents regarding the proposed transaction with the SEC.  Community National Bank stockholders and investors are urged to read the prospectus when it becomes available, because it will contain important information about Bridge Bancorp and Community National Bank. When available, copies of the prospectus will be mailed to Community National Bank stockholders.  When available, copies of the prospectus also may be obtained free of charge at the SEC’s website at http://www.sec.gov, or by directing a request to Bridge Bancorp, Inc., Attention: Corporate Secretary, 2200 Montauk Highway, Bridgehampton, New York, 11932, or on its website at www.bridgenb.com.

Bridge Bancorp, Inc. and Community National Bank and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Bridge Bancorp, Inc. and Community National Bank in connection with the proposed transaction. Information about the directors and executive officers of Bridge Bancorp, Inc. is set forth in the proxy statement, dated April 2, 2014, for the Bridge Bancorp, Inc. 2014 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Information about the directors and executive officers of Community National Bank and additional information about the interests of directors and executive officers of Bridge Bancorp, Inc. and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus included in the Form S-4 when it becomes available.